Exhibit 8.1

2001 ROSS AVENUE	AUSTIN	LONDON
DALLAS, TEXAS	BEIJING	MOSCOW
75201-2980	BRUSSELS	NEW YORK
	DALLAS	PALO ALTO
TEL +1 214.953.6500	DUBAI	RIO DE JANEIRO
FAX +1 214.953.6503	HONG KONG	RIYADH
BakerBotts.com	HOUSTON	WASHINGTON

March 25, 2015

EnLink Midstream Partners, LP

2501 Cedar Springs Rd.

Dallas, Texas 75201

Ladies and Gentlemen:

We have acted as counsel for EnLink Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the offer and sale by Southwestern Gas Pipeline, L.L.C., a Texas limited liability company, of certain of its common units representing limited partner interests in the Partnership.  We have also participated in the preparation of a Prospectus Supplement, dated March 25, 2015 (the “Prospectus Supplement”), and the Prospectus (the “Prospectus”) forming part of the Registration Statement on Form S-3 (File No. 333-194465) (the “Registration Statement”).  At your request, this opinion is being furnished to you for filing as Exhibit 8.1 to the Current Report on Form 8-K dated on or about the date hereof.

In connection therewith, we prepared the discussion set forth under the caption “Material Income Tax Considerations” in the Prospectus Supplement and the discussion set forth under the caption “Material Income Tax Considerations” in the Prospectus (the “Discussion”).

All statements of legal conclusions contained in the Discussion, unless otherwise noted, are our opinion with respect to the matters set forth therein as of the date of the Prospectus Supplement and are, to the extent noted in the Discussion, based on the accuracy of certain factual matters.  In addition, we are of the opinion that the Discussion in the Registration Statement with respect to those matters as to which no legal conclusions are provided is an accurate discussion of such federal income tax matters (except for the representations and statements of fact of the Partnership and its general partner, included in the Discussion, as to which we express no opinion).

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K and to the references to our firm and this opinion contained in the Discussion.  In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ BAKER BOTTS L.L.P.